JEWETT-CAMERON TRADING COMPANY LTD.
(the “Company”)

2018 RESTRICTED SHARE PLAN

Article 1.

GENERAL

1.1

Purpose. The purpose of the Plan is to help the Company secure and retain the services of qualified eligible reward recipients by providing such persons an incentive to increase their interest in the Company and recognize their contributions to the success in the Company.

1.2

Participants. Officers and Directors are eligible to receive Restricted Share Awards designated by the Board, or who are reasonably expected to become Officers or Directors after the receipt of Restricted Share Awards.

1.3

Effective Date. The Plan share become effective after the approval of the Plan by the Board of Directors and the Common Shareholders.

Article 2.

DEFINITIONS

2.1

Definitions. As used herein, the following definitions will apply to the terms indicated below:

(a)

“Award” means a grant of Restricted Share under the Plan, subject to the terms and conditions of the Plan and the applicable Award Agreement.

(b)

“Award Agreement” means a Restricted Share Award Agreement between the Company and a eligible person evidencing the terms and conditions of an Award of Restricted Shares.

(c)

“Board” shall mean the Board of Directors of the Company.

(d)

“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of Canada, the United States or any province, territory or state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any fiduciary or statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct or willful omission. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Stock Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(e)

“Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i)

any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company’s then outstanding voting securities; or

(ii)

there is consummated a reorganization, recapitalization, merger or consolidation, in a single transaction or series of related transactions, involving the Company, unless (i) immediately after the consummation of such transaction, the voting securities of the Company immediately prior to such transaction continue to represent or are converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such transaction, and (ii) no Person, as a result of such transaction or series of related transactions, is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the successor entity, except to the extent that such ownership existed prior to any such transaction; or

(iii)

the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iv)

there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a subsidiary, all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(f)

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor provisions.

(g)

“Company” means Jewett Cameron Trading Company Ltd., a British Columbia corporation.

(h)

“Compensation Committee” shall mean such Board committee as may be designated by the Board to administer the Plan.

(i)

“Common Shares” shall mean the Company’s common shares without par value per share.

(j)

“Director” shall mean any person who is serving as a member of the Board of Directors.

(k)

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

(l)

“Fair Market Value” means, as of any date, the closing price of the Common Shares as reported by the NASDAQ Stock Market. In the event there are not such Common Shares transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Share transactions. If there is no regular trading market for the Company’s Common Shares, the Fair Market Value of the Common Shares shall be determined by the Board in good faith.

(m)

”Officer” means any person designated by the Company as an officer.

(n)

“Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(o)

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

(p)

“Plan” shall mean this Jewett Cameron Trading Company Ltd. 2018 Restricted Share Plan.

(q)

“Restricted Share Award” means an award of shares of Common Share which is granted pursuant to the terms and conditions of Article 5.

(r)

“Restricted Share Award Agreement” means a written agreement between the Company and a holder of a Restricted Share Award evidencing the terms and conditions of a Restricted Share Award grant. Each Restricted Share Award Agreement will be subject to the terms and conditions of the Plan.

(s)

“Restricted Period” means the time period(s) over which an Award vests as set forth in Article 5.3 of the Plan.

(t)

“Service” shall mean the tenure of an individual as an Officer or Director.

Article 3.

PLAN ADMINISTRATION

3.1        Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Article 3.3.

3.2

Power of the Board. The Board shall have full authority and discretion: (a) to determine, consistent with the provisions of this Plan, which of the Officers and Directors will be granted Awards, the times at which Awards shall be granted, and the number of shares of Restricted Share covered by each Award; (b) to construe and interpret the Plan; (c) to determine the terms and provisions of each respective Award Agreement, which need not be identical; and (d) to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding upon all persons for all purposes.

3.3

Delegation to Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

3.4

Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

Article 4.

SHARES SUBJECT TO PLAN

4.1

Shares Available. Subject to adjustment pursuant to the provisions of Article 4.2 hereof, the number of shares of Common Shares to be reserved and set aside for issue from treasury hereunder pursuant to Award Agreements shall not exceed 1% of the then issued and outstanding number of Common Shares at the time of the grant of an Award. Shares of Restricted Shares granted shall be issuable only from treasury.

4.2

Stock Adjustments; Mergers and Combinations. Notwithstanding any other provision in this Plan, if the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of any other corporation by reason of any merger, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, or stock dividend, the total number of shares set forth in Article 4.1 of the Plan shall be proportionately and appropriately adjusted by the Board.

4.3

Acceleration of Vesting. Subject to Article 4.2, upon a Change in Control, Awards, to the extent not previously vested, shall vest with the restrictions lapsing notwithstanding the provisions of Article 5.9 hereof.

4.4

Cancelled, Terminated or Forfeited Awards.  Any Common Shares subject to any portion of an Award which for any reason, expires, or is cancelled, terminated or otherwise forfeited, shall again be available for distribution under the Plan.

4.5

No Fractional Shares.  No fractional Restricted Shares shall be awarded under the Plan.  All fractions will be rounded up to the nearest whole Restricted Share.

Article 5.

RESTRICTED STOCK

5.1

Awards and Award Agreements. Each Award granted hereunder shall be evidenced by minutes of a meeting of the Board authorizing the same and by a written Award Agreement dated as of the date of grant and executed by the Company and the Participant, which Award Agreement shall set forth such terms and conditions as may be determined by the Compensation Committee to be consistent with the Plan. Each Award shall have a Restricted Period as determined by the Committee. After the Committee determines that it will grant an Award to a Participant, it will deliver an Award Agreement to the Participant containing the terms under which the Restricted Shares may become vested and the number of shares of Restricted Shares that the Participant shall be entitled to receive upon vesting of the Award. The Award shall be accepted by the Participant executing and delivering the award Agreement in the manner specified by the Committee.

5.2

Purchase Price. Restricted Shares shall be offered under the Plan for such consideration in cash or services as is determined by the Board and set forth in the applicable Award Agreement.

5.3

Restricted Period. At the time an Award is made, the Board shall establish period(s) of time during which the shares of Restricted Shares granted shall be restricted and subject to forfeiture (the “Restricted Period”). The duration of the Restricted Period and the limitations on transferability will be set forth in the Award Agreement. Each Award may have a different Restricted Period as determined by the Board in its discretion.

5.4

Non-transferability of Awards. No Restricted Shares awarded under the Plan shall be transferred, sold, exchanged, pledged or otherwise disposed of by a Participant during the Restricted Period, other than (i) by the Participant’s last will and testament, (ii) by the applicable laws of descent and distribution, or (iii) as otherwise determined by the Board. The provisions of the Plan and each applicable Award Agreement shall be binding upon the Participant’s executors, administrators, personal representatives, and heirs.

5.5

Rights of Stockholder. Except as provided in Article 5.4, the Participant shall have with respect to Restricted Shares all of the rights of a stockholder in the Company holding the class of Common Stock that is the subject of the Restricted Shares including, if applicable, the right to vote the shares and, if granted by the Board, the right to receive any cash dividends.

5.6

Risk of Forfeiture. In the event a Participant shall cease to be an Officer or Director for any reason (including by reason of Cause), then except as otherwise set forth in this Article 5.6 or in Article 5.9, the Participant shall, for no consideration, forfeit to the Company all Restricted Shares granted to the Participant pursuant to an Award Agreement that have not previously vested. Upon the unanimous approval of the Board (except that if the Participant whose Restricted Shares are  at issue is a member of the Committee, then that Participant will abstain from the decision), the Committee may decide to accelerate the vesting of all or any portion of the Restricted Shares that had not vested prior to the date the Participant’s Service terminates.

5.7

Certificate Representing Restricted Shares and Book Entry. At the time of grant of an Award, the Company may issue certificates or cause such shares to be issued in the name of the Participant on the books and records of the Company that evidence the Restricted Shares pending the lapse of applicable restrictions; and if a certificate is issued, such certificate shall bear a legend making reference to such restrictions substantially in the following form (or such other form as the Board shall specify):

“The transferability of this certificate and the common shares represented by this certificate are subject to the terms and conditions (including forfeiture) of the Jewett Cameron Trading Company Ltd. 2018 Restricted Share Plan and an Award Agreement entered into by the registered owner and Jewett Cameron Trading Company Ltd. Copies of such Plan and Award Agreement are on file in the offices of Jewett Cameron Trading Company Ltd.”

5.8

Shares Upon Vesting. Upon the expiration of the Restricted Period and the satisfaction of any other conditions specified in an applicable Award Agreement, the restrictions applicable to an Award of Restricted Shares shall lapse and the number of shares shall be delivered by the Company as soon as administratively feasible, free and clear of such restrictions and legends, except any that may be imposed by law. A new stock certificate or record on the books and records of the Company for the balance of any Restricted Shares shall be issued with applicable restrictive legends and held in escrow by the Company pending lapse of such restrictions.

5.9

Effect of Death, Disability, Retirement or Other Termination of Service.

(a)    If a Participant’s Service shall be terminated by reason of disability, retirement, death of the Participant, then all outstanding Awards granted to such Participant shall become one hundred percent (100%) vested on the date of such termination of Service.

(b)    For purposes of this Section 5.9, the term “disability” shall have the meaning set forth in Code Section 22(e)(3).

Article 6.

TERMINATION, AMENDMENT, AND MODIFICATION OF PLAN

6.1

The Board may at any time terminate, and may at any time and from time to time and in any respect amend or modify, the Plan; provided, however, that no such action of the Board without approval of the shareholders of the Company may increase the total number of Common Shares subject to the Plan except as contemplated in Section 4.3 hereof, and provided further that no termination, amendment, or modification of the Plan shall without the written consent of the Participant holding an Award adversely affect the rights of the Participant with respect to such Award.

6.2

For greater clarity, the Board may make certain amendments to the Plan, an Award, an Award Agreement or the Restricted Shares without obtaining the approval of its shareholders or of a Participant with respect to amendments which are intended to:

(a)

ensure compliance with applicable laws, regulations or policies, including but not limited to the rules and policies of any stock exchange on which the Common Shares are listed for trading;

(b)

provide additional protection to the Company's shareholders or to Participants;

(c)

remove any conflicts or other inconsistencies which may exist between any terms of the Plan or an Award Agreement and any provisions of any applicable laws, regulations or policies, including but not limited to the rules and policies of any stock exchange on which the Common Shares are listed for trading;

(d)

cure or correct any typographical error, ambiguity, defective or inconsistent provision, clerical omission, mistake or manifest error;

(e)

facilitate the administration of the Plan;

(f)

amend the definitions of the terms used in the Plan, the dates on which Participants may become eligible to participate in the Plan; or

(g)

make any other change that is not expected to materially adversely affect the interests of the Company's shareholders or of holders of Restricted Shares.

Article 7.

MISCELLANEOUS

7.1

Service. Nothing in the Plan or in any Award granted hereunder or in any Award Agreement relating thereto shall confer upon any Participant the right to continue Service.

7.2

Other Compensation Plans. The adoption of the Plan shall not affect any other compensation plans in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for Participants.

7.3

Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

7.4

Singular; Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

7.5

Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia.

7.6

Headings, etc., No Part of Plan. Headings of articles and sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

7.7

Severability. If any provision or provisions of this Plan shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.8

Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Award, if any.  No delivery of vested Restricted Shares or payment of any accumulated dividends in respect thereof shall be made unless and until appropriate arrangements for the payment of such taxes have been made. With respect to withholding required upon any taxable event arising as a result of the Award granted hereunder, the Participant may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Common Shares of the Company having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. Alternatively, the Participant may elect for such taxes to be withheld from other compensation otherwise due to the Participant from the Company and provided Participant’s other compensation is sufficient to cover such taxes. All such elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate. All such elections shall be made and filed with the Board in the manner determined by the Board on or before the Vesting Date, or such earlier date as shall be determined by the Board. If an election has not been made by the Participant, or the amount of the taxes required to be withheld has not been remitted by the Participant to the Company on or before the Vesting Date, the Company shall, on such Vesting Date, withhold shares of the Company having a Fair Market Value equal to the tax required to be withheld from the Restricted Shares vesting pursuant to this Award on such date.

7.9

Code Section 83(b) Elections. Section 83(b) of the Code permits a recipient of Restricted Shares to elect, within thirty (30) days following the date of grant of the Award, to elect to immediately recognize ordinary income in an amount equal to the fair market value of the Restricted Shares on the date of the grant (an “83(b) Election”). A Participant shall only make an 83(b) Election in accordance with requirements of the Committee relating to 83(b) Elections.

7.10

Limitation of Liability and Indemnification.  No member of the Board or the Committee will be liable for any action or determination taken or made in good faith with respect to the Plan, an Award or any Restricted Shares and each such member shall be entitled to indemnification by the Company with respect to any action or determination in the manner provided for by the Board or the Committee.

This plan has been reviewed and adopted by Jewett Cameron Trading Company’s Board of Directors on November 12, 2018 and shall be submitted to its stockholders for review and approval in the January 2019 Shareholders Proxy. By signature below, the Board Chair and Corporate Secretary signify that the plan if approved would allow specific employee Restricted Stock Agreements to be drafted and exercised per these terms.

/s/ Donald Boone	November 12, 2018
Donald Boone – Board Chair	Date

/s/ Michael Nasser	November 12, 2018
Michael Nasser – Corporate Secretary	Date